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                                    April 23, 2003

Monarch Funds
Two Portland Square
Portland, Maine 04101

Ladies and Gentlemen:

         We have acted as counsel to Monarch Funds, a business trust formed under the laws of the Commonwealth of Massachusetts (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of a registration statement on Form N-14 (the "Registration Statement"), registering
(1) Universal Class shares of beneficial interest of Daily Assets Treasury Cash Fund, Daily Assets Government Cash Fund, Daily Assets Government Fund and Daily Assets Cash Fund, (2) Institutional Service Class shares of beneficial interest of Daily Assets Treasury Cash Fund, Daily Assets Government Cash Fund and Daily Assets Cash Fund, and (3) Investor Class shares of beneficial interest of Daily Assets Government Cash Fund and Daily Assets Cash Fund, each a series of the Trust (the "Acquiring Funds"), (the "Shares") to be issued pursuant to an Agreement and Plan of Reorganization between the Trust on behalf of the Acquiring Funds and Forum Funds on behalf of its Daily Assets Treasury Obligations Fund, Daily Assets Government Obligations Fund, Daily Assets Government Fund and Daily Assets Cash Fund series (the "Targets"). The Plan provides for the transfer of each Target's assets to the corresponding Acquiring Fund in exchange solely for a number of Shares determined in the manner specified in the Plan and the assumption by the Acquiring Funds of the liabilities of the Targets.

         In connection with rendering the opinions set forth below, we have examined the form of Plan filed as an exhibit to the Registration Statement, the Trust's Declaration of Trust, as amended, and Bylaws, and the action of the Trust that provides for the issuance of the Shares; and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

         Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.


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Monarch Funds
April 23, 2003
Page 2




         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Shares to be issued pursuant to the Plan have been duly authorized for issuance by the Trust; and

         2. When the Shares have been issued and the consideration therefore has been paid in accordance with the Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and non-assessable. In this regard, however, we note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.

         This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                                            Very truly yours,

                                            /s/ KIRKPATRICK & LOCKHART LLP

                                            KIRKPATRICK & LOCKHART LLP